FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
USI Holdings Corporation	USI Holdings Corporation
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

USI Holdings Corporation Announces Regional Management Changes

BRIARCLIFF MANOR, N.Y. - January 3, 2007 - USI Holdings Corporation (Nasdaq: USIH) today announced that Chief Operating Officer, Western Retail, Kevin P. Mencarelli, has resigned to pursue other interests. Effective immediately, Jeffrey L. Jones, the Company’s Senior Vice President and Chief Marketing Officer, has been named Regional CEO of California and will assume executive oversight responsibility for the Company’s California operations. Mr. Jones will report directly to David L. Eslick, Chairman, President and Chief Executive Officer of USI.

Commenting on the changes, Mr. Eslick said, “USI is committed to driving growth in California through client development, producer recruitment and acquisitions. Jeff’s nearly 30 years of experience in the California insurance industry are an incomparable asset in reaching our goals. Jeff has been a vital member of the USI team since 1994 and I am pleased that he has accepted this new position. We sincerely thank Kevin for his many years with USI and wish him well in all his future endeavors.”

Mr. Jones added, “I have always been impressed with the enthusiasm and ability of our producers and associates in California and I look forward to working with them again. I am dedicated to USI’s growth and am excited to have this opportunity to return to the West Coast. ”

Mr. Mencarelli also added, “I genuinely appreciate the growth opportunities provided to me by USI over the years and I look forward to continuing to build on those experiences in my future endeavors.”

About USI Holdings Corporation
Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states. Additional information about USI may be found at www.usi.biz.